                                 SCHEDULE 14A
                                (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                             Hibernia Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

--------------------------------------------------------------------------------

     (4)  Date Filed:

--------------------------------------------------------------------------------

Hibernia logo

                                                           STEPHEN A. HANSEL
                                                               PRESIDENT
                                                        CHIEF EXECUTIVE OFFICER

                                 March 9, 1998

Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Hibernia Corporation at 10:00 a.m. Tuesday, April 21, 1998. A notice that describes the items on which you may vote and a Proxy Statement are enclosed.

     The meeting will be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana. Free parking, on a limited basis, will be available in the parking ramp at 601 Poydras Street (entrance on Camp Street). If you park in this location, please bring your parking ticket stub to the meeting so that it can be validated for you.

     At the meeting you will be asked to:

     - elect seven directors, each for a three-year term;

     - approve an amendment to the Articles of Incorporation of the Company to increase the number of shares of Class A Common Stock authorized for issuance; and

     - ratify the appointment of Ernst & Young LLP as independent auditors for 1998.

Your Board of Directors recommends that you vote "FOR" each proposal.

     Regardless of the number of shares you own, it is very important that you vote them at the meeting. You may vote either in person or by proxy. Even if you plan to attend the meeting, please take a moment now to sign, date and mail the enclosed proxy in the postage-paid envelope so that your vote may be counted.

     Thank you for your cooperation and continued support.

                                            Sincerely,

                                            /s/ STEPHEN A. HANSEL

                                            STEPHEN A. HANSEL
                                            President and Chief Executive
                                            Officer

                              HIBERNIA CORPORATION
                                P. O. BOX 61540
                          NEW ORLEANS, LOUISIANA 70161

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 21, 1998

TO HIBERNIA SHAREHOLDERS:

     You are hereby notified that the Annual Meeting of Shareholders of Hibernia Corporation (the "Company") will be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 10:00 a.m. on Tuesday, April 21, 1998. The following matters will be voted upon at the
Meeting:

     1. The election of seven persons to serve as Directors of the Company until the 2001 Annual Meeting of Shareholders or until their successors are elected and qualified;

     2. The approval of an amendment to the Articles of Incorporation of the Company to increase the number of shares of Class A Common Stock of the Company authorized for issuance to 300,000,000; and

     3. The ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for 1998.

     In addition, any other business that properly comes before the meeting or any adjournment or postponement thereof will be acted upon.

     Shareholders of record at the close of business on February 27, 1998 are entitled to notice of the Annual Meeting and to vote at the Meeting. If there is any adjournment or postponement of the Meeting, those shareholders of record will be entitled to vote at the adjournment or postponement as well.

     PLEASE READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY FOR FURTHER INFORMATION CONCERNING THE PROPOSALS THAT WILL BE PRESENTED AT THE ANNUAL MEETING. WE ENCOURAGE YOU TO READ THE PROXY STATEMENT BEFORE YOU COMPLETE YOUR PROXY CARD.

     Please sign and date the enclosed proxy and return it in the envelope provided as promptly as possible. You may revoke your proxy in the ways described in the Proxy Statement.

                                            By Order of the Board of Directors

                                            /s/ PATRICIA C. MERINGER

                                            PATRICIA C. MERINGER
                                            Secretary

New Orleans, Louisiana
March 9, 1998

                               TABLE OF CONTENTS

PROXY SOLICITATION AND VOTING OF PROXIES....................     1
  Owners of 5% or More of the Company's Common Stock........     1
  How Proxies Will Be Voted.................................     2
VOTING PROCEDURES...........................................     2
  Election of Directors.....................................     2
  Other Proposals...........................................     2
PROPOSAL NO. 1 ELECTION OF DIRECTORS........................     3
  Your Directors............................................     3
  Directors Nominated to Serve Until the 2001 Annual
     Meeting................................................     3
  Directors Whose Terms Continue After the 1998 Annual
     Meeting................................................     4
  Beneficial Ownership of Stock by Directors and
     Executives.............................................     6
  Board Meetings and Committees.............................     8
  Executive Compensation and Benefit Plans..................    11
  Annual Compensation.......................................    11
  Stock Option and Stock Appreciation Rights ("SARs")
     Grants.................................................    12
  Long-Term Incentive Plan Awards...........................    14
  Compensation of Directors.................................    15
  Employment Agreements and Change of Control
     Arrangements...........................................    16
  Additional Information with Respect to Compensation
     Committee Interlocks
     and Insider Participation in Compensation Decisions....    17
  Report of the Executive Compensation Committee............    17
  Stock Performance Graph...................................    23
  Transactions with Related Parties.........................    24
  Indebtedness of Related Parties...........................    24
  Compliance with Section 16(a) of the Securities Exchange
     Act of 1934............................................    24
  Vote Required and Recommendation..........................    24
PROPOSAL NO. 2 AMENDMENT OF THE ARTICLES OF INCORPORATION
  TO INCREASE THE NUMBER OF SHARES OF COMMON
  STOCK AUTHORIZED..........................................    24
  Board of Directors Approval and Vote......................    25
  Vote Required and Recommendation..........................    25
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT
  AUDITORS..................................................    25
  Vote Required and Recommendation..........................    26
SOLICITATION OF PROXIES.....................................    26
SHAREHOLDER PROPOSALS.......................................    26
OTHER MATTERS...............................................    26
ANNUAL REPORT...............................................    27

                              CERTAIN DEFINITIONS

     We have capitalized certain terms and used them in this Proxy Statement for ease of reference. Those terms and their definitions are included below:

     Annual Meeting or Meeting: the 1998 Annual Meeting of Shareholders of Hibernia Corporation

     Banks: Hibernia National Bank and Hibernia National Bank of Texas, subsidiaries of the Company

     Board or Board of Directors: the Board of Directors of Hibernia Corporation

     Common Stock: Class A Common Stock of Hibernia Corporation

     Company or Hibernia: Hibernia Corporation

     Director: a member of the Board of Directors of the Company

     ESOP: the Employee Stock Ownership Plan of Hibernia Corporation

     Executive(s): one or more of the five executive officers of Hibernia included in the Summary Compensation Table and for whom compensation information is included in this Proxy Statement (Messrs. Hansel, Boydstun, Domingos and Flurry and Ms. Gassan)

     Non-Qualified Deferral Plan: a benefit plan of the Company, described in the Company's 1997 Proxy Statement, that permits deferrals of salary and bonus and also provides for a contribution by the Company to the extent of any contribution limitations imposed on a participant in the Company's 401(k) plan.

     Non-Qualified Target Benefit Plan: a benefit plan of the Company, described in the Company's 1997 Proxy Statement, that provides for contributions by the Company to the extent that a participant's income after retirement from all sources is anticipated to be less than 32% of his or her salary at the time of retirement.

     Record Date: February 27, 1998, the date on which one must be a shareholder of record of the Company to be entitled to notice of and to vote at the Meeting.

     Supplemental Stock Compensation Plan: a benefit plan of the Company, described in the Company's 1997 Proxy Statement, that provides for contributions by the Company to the extent of any limitations imposed on allocations to a participant in the Company's ESOP.

                              HIBERNIA CORPORATION
                                P. O. BOX 61540
                          NEW ORLEANS, LOUISIANA 70161

                         -----------------------------

                                PROXY STATEMENT
                         -----------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 21, 1998
-------------------------------------------------------------------------------

                   PROXY SOLICITATION AND VOTING OF PROXIES
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Your proxy is solicited by the Board of Directors of Hibernia Corporation for use at its 1998 Annual Meeting of Shareholders to be held at 10:00 a.m. on Tuesday, April 21, 1998 in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana and any adjournment or postponement thereof. This Proxy Statement is being furnished in connection with the Annual Meeting.

     Only shareholders of record as of the close of business on February 27, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of that date there were 148,282,810 shares of Class A Common Voting Stock, no par value issued and outstanding, and no shares of Common Stock were held in the Company's treasury. The Common Stock is the only class of outstanding voting securities. Each share is entitled to one vote on all matters to come before the Meeting.

OWNERS OF 5% OR MORE OF THE COMPANY'S COMMON STOCK

     To the best knowledge of the Board of Directors, there was only one shareholder that beneficially owned more than 5% of the Company's outstanding Common Stock as of the Record Date. Information about that shareholder and its ownership interest in the Company is included below for your information.

     The Prudential Insurance Company of America ("Prudential") filed a Schedule 13G with the Securities and Exchange Commission ("SEC") on September 9, 1993 and amended that Schedule on February 10, 1998 stating that, as of December 31, 1997, Prudential beneficially owned more than 5% of the Company's outstanding Common Stock. Prudential's filing states that it beneficially owned 8,161,645 shares, or 6.25%, of the Company's Common Stock at that time. These amounts include the shares owned by Jennison discussed below. Prudential holds the Common Stock reflected in this filing primarily through separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or affiliates. Jennison Associates Capital Corp., a subsidiary of Prudential ("Jennison"), has filed a separate Schedule 13G, which was amended on February 10, 1998 and indicated that Jennison beneficially owned 8,138,100 shares, or 6.23%, of the Company's Common Stock at that time. Both filings certify that those securities were acquired in the ordinary course of its business and not with the purpose or effect of changing or influencing the control of the Company. Shareholders should note that the percentages of ownership listed in these filings are slightly higher than the actual ownership percentages represented by the number of shares owned by Prudential and Jennison at year-end 1997. Based upon the number of shares of Common Stock outstanding on December 31, 1997, Prudential's ownership on that date was 6.14% and Jennison's was 6.12%. Prudential's mailing address is Prudential Plaza, Newark, New Jersey 07102-3777.

     The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is March 10, 1998.

HOW PROXIES WILL BE VOTED

     If a shareholder specifies in his proxy how his shares should be voted and his proxy is properly executed and received prior to the Annual Meeting, the shares represented by that proxy will be voted as specified. If a shareholder makes no specification, the proxy will be voted FOR the election of the nominees listed herein under "Election of Directors" and IN FAVOR of Proposals 2 and 3. If any other matters are considered at the Meeting, proxies will be voted by the proxy holder in his or her discretion.

     If a proxy is marked "Abstain" as to any proposal, the shares represented by that proxy will not be considered a vote in favor of or against the proposal so marked. Broker nonvotes (in which brokers fail to vote shares on behalf of beneficial owners) will not be treated as present or represented at the Meeting.

     A proxy may be revoked by written notice to the Secretary of the Company. A proxy may also be revoked by delivering a properly executed proxy that is dated later than the previous proxy, at any time prior to the time the original proxy is voted. A proxy may also be revoked by a shareholder who attends and votes in person at the Meeting.
-------------------------------------------------------------------------------

                               VOTING PROCEDURES
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ELECTION OF DIRECTORS

     Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. The seven nominees receiving the most votes will be elected as Directors of the Company, each to serve a three-year term. Only shares that are voted in favor of a particular nominee will be counted toward that nominee's achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy as to which the shareholder properly withheld authority to vote for the nominee (including broker nonvotes) will not be counted toward the nominee's achievement of a plurality.

OTHER PROPOSALS

     For purposes of the Annual Meeting, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the meeting for a particular matter (other than the election of directors) is required for the matter to be deemed an act of the shareholders. With respect to abstentions, the shares are considered present at the Meeting for purposes of the proposal, but, because they are not affirmative votes for approval of the proposal, they will have the same effect as votes cast against the proposal. With respect to broker nonvotes, the shares are not considered present at the Annual Meeting for the proposal as to which the broker withheld authority. Consequently, broker nonvotes are not counted with regard to the proposal, but they have the effect of reducing the number of affirmative votes required to approve the proposal, because they reduce the total number of shares present or represented, from which a majority is calculated.

-------------------------------------------------------------------------------

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     You are being asked to elect seven individuals as Directors. These individuals will serve as Directors of the Company until the 2001 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified, if they are elected by the shareholders.

     The Board of Directors has fixed the number of Directors at 20. The Board is divided into three classes with terms expiring in successive years. When Mr. Duke Shackelford retires at the Annual Meeting, the number of Directors will be reduced to 19.

     The individuals who have been nominated for election at the Annual Meeting are listed below under the caption "Directors Nominated to Serve Until the 2001 Annual Meeting." All of these persons are currently Directors of the Company. All of these individuals except Dr. James R. Peltier were elected by the shareholders at previous annual meetings.

     If any nominee for election as a Director is unable or unwilling to serve, the persons named in the accompanying proxy will vote for the other nominees and any substitute nominees as may have been nominated by the Board of Directors. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

     The information included below also contains biographical and other data concerning Directors whose terms of office continue after the 1998 Annual Meeting.

     A Director who has attained the age of 71 is generally required by the Bylaws to retire at the next Annual Meeting of Shareholders. Under certain circumstances the Board of Directors may permit a Director to remain in office beyond that time and until expiration of his term as a Director.

     Mr. Shackelford has reached the age of 71 and will retire as a Director as of the Annual Meeting.

YOUR DIRECTORS

  Directors Nominated to Serve Until the 2001 Annual Meeting

     ROBERT H. BOH, age 67, is the Chairman of the Board and has served Hibernia as a Director since 1968. Mr. Boh is also Chairman and former President and Chief Executive Officer of Boh Bros. Construction Co., LLC and Boh Company, LLC, construction companies headquartered in New Orleans. Mr. Boh is also a director of Tidewater Inc.

     J. HERBERT BOYDSTUN, age 51, is Chairman of the Southwest Region for Hibernia Corporation and Hibernia National Bank. From 1982 to 1994, Mr. Boydstun served as the President and a director of First National Bank of West Monroe and its holding company, First Bancorp of Louisiana, Inc., which Hibernia acquired by merger in 1994. Mr. Boydstun has been a Director of the Company since 1994.

     E. R. "BO" CAMPBELL, age 57, is the Vice Chairman of the Board for Hibernia Corporation and Hibernia National Bank and a member of the board of directors of Hibernia National Bank of Texas. Mr. Campbell is also the Chairman of Campbell Companies. From 1977 to 1992, Mr. Campbell served as President, and from 1992 to 1994, Chairman of the Board, of Pioneer Bank & Trust Company (Shreveport) and its holding company, Pioneer Bancshares Corporation, which Hibernia acquired by merger in 1994. Mr. Campbell has been a Director of the Company since 1994.

     RICHARD W. FREEMAN, JR., age 59, has served as a member of the Company's Board since 1981. Mr. Freeman is the proprietor of the Oak Hill Ranch, which engages in livestock ranching.

     STEPHEN A. HANSEL, age 50, is the President and Chief Executive Officer of Hibernia Corporation and Hibernia National Bank. Mr. Hansel has held that position since 1992, when he joined Hibernia and its Board of Directors.

     ELTON R. KING, age 51, is Group President -- Network & Carrier Services Group and a director of BellSouth Telecommunications, Inc., a public utility headquartered in Atlanta, Georgia. Mr. King joined Hibernia's Board in 1994.

     DR. JAMES R. PELTIER, age 67, is the newest member of Hibernia's Board, having been elected in February 1998. Dr. Peltier practices oral and maxillofacial surgery in Thibodaux, Louisiana and formerly served as the Chairman of the board of directors of ArgentBank, which Hibernia acquired by merger earlier this year.

  Directors Whose Terms Continue After the 1998 Annual Meeting

  Directors Whose Terms Continue Until the 1999 Annual Meeting

     ROBERT T. HOLLEMAN, age 67, is an independent geologist serving the oil and gas exploration industry. Mr. Holleman is also the Chairman of Hibernia National Bank's Lafayette City Board of Directors. Mr. Holleman has served as a Director of Hibernia since 1986.

     SIDNEY W. LASSEN, age 63, is the Chairman of the Board and Chief Executive Officer of Sizeler Realty Co., Inc., a public company engaged in shopping center development, and Sizeler Property Investors, Inc., an affiliated real estate investment trust. Mr. Lassen has served as a Director of Hibernia since 1985.

     WILLIAM C. O'MALLEY, age 61, is the Chairman of the Board, President and Chief Executive Officer of Tidewater Inc., a public offshore marine transportation, shipyard facilities and containerized shipping company headquartered in New Orleans. Mr. O'Malley joined the Hibernia Board in 1995.

     JANEE M. "GEE" TUCKER, age 51, is the President and Chief Operating Officer of Tucker and Associates, Inc., a management consulting firm headquartered in New Orleans. Ms. Tucker joined the Hibernia Board in 1995.

  Directors Whose Terms Continue Until the 2000 Annual Meeting

     J. TERRELL BROWN, age 58, is the President, Chief Executive Officer and a director of United Companies Financial Corporation, a public financial services company headquartered in Baton Rouge, Louisiana. Mr. Brown is also a director of Sizeler Properties Investors, Inc. Mr. Brown has served as a Director of Hibernia since 1986.

     DICK H. HEARIN, age 63, formerly served as the Managing Partner of Hearin Properties, which engages in real estate investments and is headquartered in Baton Rouge. Mr. Hearin has served on the Hibernia Board since 1986.

     LAURA A. LEACH, age 58, is the Secretary-Treasurer and a director of Sweet Lake Land & Oil Company, Inc., which is headquartered in Lake Charles, Louisiana, and engages in agriculture and land management and oil and gas production. Ms. Leach was formerly a member of the Board of Directors of Calcasieu Marine National Bank, which Hibernia acquired by merger in 1996. Ms. Leach joined the Hibernia Board after that merger in 1996.

     JAMES R. MURPHY, age 63, is the Chairman of Hibernia National Bank of Texas (formerly The Texarkana National Bank). From 1986 to 1996, Mr. Murphy served as Chairman of The Texarkana National Bank and its holding companies, Texarkana National Bancshares, Inc. and TNB Holding Company. Mr. Murphy joined the Hibernia Board in 1997 following the merger of Texarkana National Bancshares into the Company.

     DONALD J. NALTY, age 64, is the Vice Chairman of Corporate Development for Hibernia Corporation and Hibernia National Bank. Mr. Nalty has served on Hibernia's Board since 1966.

     ROBERT T. RATCLIFF, age 55, is the President and Chief Executive Officer of Ratcliff Construction Company, Inc., a commercial and industrial construction company headquartered in Alexandria, Louisiana. Mr. Ratcliff is also a director of Central Louisiana Electric Company, Inc. Mr. Ratcliff joined the Hibernia Board in 1994.

     VIRGINIA E. WEINMANN, age 68, is the proprietor of Waverly Enterprises, an investment firm headquartered in New Orleans. Ms. Weinmann rejoined the Hibernia Board in 1994, after having served as a Director from 1977-1989.

     ROBERT E. ZETZMANN, age 69, engages primarily in managing properties and investments. Mr. Zetzmann formerly served as President of Zetz 7-Up Bottling Co., Inc., a manufacturer and distributor of carbonated beverages. Mr. Zetzmann has served as a Director of Hibernia since 1965.

BENEFICIAL OWNERSHIP OF STOCK BY DIRECTORS AND EXECUTIVES

     The following table shows the amount of Common Stock beneficially owned by each Director and Executive. The table also shows the total number of shares owned by all Directors and executive officers of Hibernia.

------------------------------------------------------------------------------------------------
                                                          EXERCISABLE           PERCENT OF
              NAME                  COMMON STOCK(1)     STOCK OPTIONS(2)     OUTSTANDING STOCK
------------------------------------------------------------------------------------------------
  Robert H. Boh                           86,578(3)           18,321            *
------------------------------------------------------------------------------------------------
  J. Herbert Boydstun                    484,460(4)           40,000            *
------------------------------------------------------------------------------------------------
  J. Terrell Brown                        14,880(5)           18,321            *
------------------------------------------------------------------------------------------------
  E. R. "Bo" Campbell                  4,445,363(6)            6,250               3.00%
------------------------------------------------------------------------------------------------
  Richard W. Freeman, Jr.                 43,849              18,321            *
------------------------------------------------------------------------------------------------
  Stephen A. Hansel                      188,889(7)        1,854,942               1.38%
------------------------------------------------------------------------------------------------
  Dick H. Hearin                          68,144(8)           18,321            *
------------------------------------------------------------------------------------------------
  Robert T. Holleman                      43,577              18,321            *
------------------------------------------------------------------------------------------------
  Elton R. King                            4,447(9)           11,250            *
------------------------------------------------------------------------------------------------
  Sidney W. Lassen                       242,438(10)          16,766            *
------------------------------------------------------------------------------------------------
  Laura A. Leach                           6,581                   0            *
------------------------------------------------------------------------------------------------
  James R. Murphy                        344,898(11)               0            *
------------------------------------------------------------------------------------------------
  Donald J. Nalty                        109,033(12)          90,086            *
------------------------------------------------------------------------------------------------
  William C. O'Malley                      2,848               7,500            *
------------------------------------------------------------------------------------------------
  James R. Peltier                       332,395(13)               0            *
------------------------------------------------------------------------------------------------
  Robert T. Ratcliff                       7,949(14)          16,250            *
------------------------------------------------------------------------------------------------
  Janee M. "Gee" Tucker                    1,279               7,500            *
------------------------------------------------------------------------------------------------
  Virginia E. Weinmann                    26,028(15)          16,250            *
------------------------------------------------------------------------------------------------
  Robert E. Zetzmann                     189,960              18,321            *
------------------------------------------------------------------------------------------------
  CERTAIN EXECUTIVE OFFICERS
------------------------------------------------------------------------------------------------
  Stephen A. Hansel                           **
------------------------------------------------------------------------------------------------
  K. Kirk Domingos III                    28,765(16)          80,781            *
------------------------------------------------------------------------------------------------
  J. Herbert Boydstun                         **
------------------------------------------------------------------------------------------------
  Bob Flurry                              43,101(17)          33,750            *
------------------------------------------------------------------------------------------------
  Marsha M. Gassan                        27,790(18)          51,474            *
------------------------------------------------------------------------------------------------
          Total                        6,728,381           2,342,725
------------------------------------------------------------------------------------------------
  All Directors, Nominees and
     Executive Officers As a
     Group (26 persons)                6,769,275           2,664,725               6.36%***
------------------------------------------------------------------------------------------------

---------------

   * Less than 1 percent

  ** Messrs. Hansel and Boydstun are also Directors; see listing above.

 *** Calculated based upon the actual number of shares outstanding on March 1, 1998 plus the shares subject to currently exercisable options.

 (1) Except as otherwise indicated, stock ownership information is given as of March 1, 1998 and includes shares that the individual has the right to acquire within 60 days of the date of this Proxy Statement. Information relating to shares held in employee benefit plans of the Company is as of December 31, 1997.

 (2) For purposes of this table, options are "exercisable" if they may be exercised within 60 days of the date of this Proxy Statement.

 (3) Includes 15,742 shares owned by Mr. Boh's wife as to which he disclaims beneficial ownership.

 (4) Includes 2,196 shares credited to Mr. Boydstun as of December 31, 1997 under the Company's Retirement Security Plan, 651 shares credited as of December 31, 1997 under the Company's ESOP and 12,632 shares of restricted stock over which Mr. Boydstun has sole voting power and limited dispositive power. Also includes 2,500 shares held as custodian for Mr. Boydstun's daughter, 2,500 shares held as custodian for Mr. Boydstun's son and 2,500 shares held by Jennifer Boydstun, a dependent of Mr. Boydstun.

 (5) Includes 14,166 shares owned by a corporation as to which Mr. Brown shares voting and investment power.

 (6) Includes 4,610 shares credited to Mr. Campbell as of December 31, 1997 under the Company's Retirement Security Plan, 651 shares credited as of December 31, 1997 under the Company's ESOP, 900,000 shares held in Campbell Capital, L.L.C. and 1,327,100 shares held by family members over which Mr. Campbell has voting power only.

 (7) Includes 35,741 shares held by Mr. Hansel's former spouse. Also includes 7,696 shares credited to Mr. Hansel as of December 31, 1997 under the Company's Retirement Security Plan, 651 shares credited as of December 31, 1997 under the Company's ESOP, 400 shares held as custodian for Mr. Hansel's children and 86,526 shares of restricted stock over which Mr. Hansel has sole voting power and limited dispositive power.

 (8) Includes 13,932 shares held in trusts of which Mr. Hearin is co-trustee with Hibernia National Bank. Mr. Hearin disclaims beneficial ownership of the shares held in those trusts.

 (9) Includes 1,226 shares held in a KEOGH Plan of which Mr. King is the administrator.

(10) Includes 4,703 shares and 4,902 shares, respectively, held by each of two trusts of which Mr. Lassen is a trustee and as to which he has sole voting power. Mr. Lassen disclaims beneficial ownership of the shares held by these trusts. Also includes 5,491 shares owned by Mr. Lassen's wife as to which he disclaims beneficial ownership, 71,088 shares beneficially owned by a limited liability company of which Mr. Lassen is the operating manager and in which his wife owns an approximate 26% interest and 71,088 shares beneficially owned by a limited partnership of which Mr. Lassen is the manager of the general partner and in which Mr. Lassen's wife owns an interest of approximately 27%.

(11) Includes 10,000 shares owned by Mr. Murphy's wife as to which he disclaims beneficial ownership and 34,201 shares credited to Mr. Murphy as of December 31, 1997 under the Texarkana National Bancshares, Inc. Employee Stock Ownership Plan.

(12) Includes 44,337 shares credited to Mr. Nalty as of December 31, 1997 under the Company's Retirement Security Plan, 5,157 shares credited as of December 31, 1997 under the Pension Equalization Plan, 651 shares credited as of December 31, 1997 under the Company's ESOP and 11,194 shares of restricted stock over which Mr. Nalty has sole voting power and limited dispositive power.

(13) Includes 1,632 shares owned by Dr. Peltier's wife as to which he disclaims beneficial ownership and 61,513 shares owned by an adult child for which he has Power of Attorney.

(14) Includes 6,630 shares owned by a corporation of which Mr. Ratcliff is president and chief executive officer.

(15) Includes 7,727 shares owned by Mrs. Weinmann's husband as to which she disclaims beneficial ownership.

(16) Includes 105 shares held as custodian for Mr. Domingos' daughter and 96 shares held as custodian for Mr. Domingos' son. Also includes 6,912 shares credited to Mr. Domingos as of December 31, 1997 under the Company's Retirement Security Plan, 651 shares credited as of December 31, 1997 under the Company's ESOP and 19,000 shares of restricted stock over which Mr. Domingos has voting power and limited dispositive power.

(17) Includes 9,400 shares held as custodian for Mr. Flurry's children. Also includes 2,226 shares credited to Mr. Flurry as of December 31, 1997 under the Company's Retirement Security Plan, 651 shares credited as of December 31, 1997 under the Company's ESOP and 11,024 shares of restricted stock over which Mr. Flurry has sole voting power and limited dispositive power.

(18) Includes 1,345 shares owned by Ms. Gassan's husband as to which she disclaims beneficial ownership. Also includes 8,736 shares credited to Ms. Gassan as of December 31, 1997 under the Company's Retirement Security Plan, 651 shares credited as of December 31, 1997 under the Company's ESOP and 15,462 shares of restricted stock over which Ms. Gassan has sole voting and limited dispositive power.

BOARD MEETINGS AND COMMITTEES

  Number of Meetings and Membership on Committees

     The Hibernia Board had the following committees during 1997:

     - Executive (2 meetings)

     - Audit (4 meetings)

     - Executive Compensation (6 meetings)

     - Board Governance (3 meetings)

     - Credit (4 meetings)

     - Trust (3 meetings)

     The functions of each of these committees is described in detail below. The following table shows the committees on which each member of the Board of Directors serves.

--------------------------------------------------------------------------------------------------------------------
                                                                 EXECUTIVE        BOARD
          NAME               BOARD     EXECUTIVE      AUDIT     COMPENSATION    GOVERNANCE     CREDIT       TRUST
--------------------------------------------------------------------------------------------------------------------
 Robert H. Boh                 *           *
--------------------------------------------------------------------------------------------------------------------
 J. Herbert Boydstun           x                                                                  x           x
--------------------------------------------------------------------------------------------------------------------
 J. Terrell Brown              x           x                         x                            *
--------------------------------------------------------------------------------------------------------------------
 E.R. "Bo" Campbell           **           x                                                      x           *
--------------------------------------------------------------------------------------------------------------------
 Richard W. Freeman, Jr.       x                                                    x             x           x
--------------------------------------------------------------------------------------------------------------------
 Stephen A. Hansel             x           x
--------------------------------------------------------------------------------------------------------------------
 Dick H. Hearin                x                        x            x
--------------------------------------------------------------------------------------------------------------------
 Robert T. Holleman            x                        x                           x
--------------------------------------------------------------------------------------------------------------------
 Elton R. King++               x           x            x            *              x
--------------------------------------------------------------------------------------------------------------------
 Sidney W. Lassen              x           x            x
--------------------------------------------------------------------------------------------------------------------
 Laura A. Leach                x                                                                  x           x
--------------------------------------------------------------------------------------------------------------------
 James A. Murphy               x                                                                  x           x
--------------------------------------------------------------------------------------------------------------------
 Donald A. Nalty               x                                                                  x           x
--------------------------------------------------------------------------------------------------------------------
 William C. O'Malley+          x           x            *            x
--------------------------------------------------------------------------------------------------------------------
 Dr. James R. Peltier(1)       x                                     x                            x
--------------------------------------------------------------------------------------------------------------------
 Robert T. Ratcliff            x                                     x                            x
--------------------------------------------------------------------------------------------------------------------
 Duke Shackelford              x                                                                  x           x
--------------------------------------------------------------------------------------------------------------------
 Janee M. "Gee" Tucker         x                                                                  x           x
--------------------------------------------------------------------------------------------------------------------
 Virginia E. Weinmann          x                        x                           x
--------------------------------------------------------------------------------------------------------------------
 Robert E. Zetzmann            x           x            x                           *
--------------------------------------------------------------------------------------------------------------------

---------------

  *  Chairman

 ** Vice Chairman (effective upon Mr. Hugh J. Kelly's retirement at the 1997 Annual Meeting)

  + Mr. O'Malley became Chairman of the Audit Committee upon Mr. Hugh J. Kelly's retirement at the 1997 Annual Meeting.

  ++ Mr. King became Chairman of the Executive Compensation Committee upon Mr.
     James H. Stone's retirement at the 1997 Annual Meeting.

(1)  Dr. Peltier was not a member of the Board during 1997.

  Functions of the Committees of the Board

     The EXECUTIVE COMMITTEE has all of the power and authority of the Board of Directors except any power and authority that has been delegated to another committee of the Board or that may not by law be delegated to a committee of a board of directors.

     The AUDIT COMMITTEE of the Company performs the following functions:

     - supervises the Company's internal audit function and general auditor;

     - directs an examination of the Company's affairs at least annually; and

     - reviews regulatory examination reports on the Company and its subsidiaries, internal audit reports and audit reports issued by the Company's independent auditors.

     The EXECUTIVE COMPENSATION COMMITTEE, among other things, serves the following functions:

     - reviews and recommends salaries, bonuses and other compensation of certain officers of the Company and its subsidiaries;

     - reviews and approves compensation plans and policies for employees of the Company and its subsidiaries;

     - administers the Company's executive compensation plans;

     - supervises compliance by the Company and its subsidiaries with laws and regulations relating to the hiring, promotion and welfare and benefits of employees of the Company and its subsidiaries; and

     - recommends management development and succession plans for the Company and its subsidiaries.

     The BOARD GOVERNANCE COMMITTEE, among other things, serves the following functions:

     - screens and recommends potential candidates for membership on the Board;

     - recommends terms of office for Directors and the number of Directors to comprise the full Board;

     - recommends retirement policies for nonemployee Directors;

     - reviews the performance of Directors;

     - monitors the orientation process for new Directors; and

     - reviews and recommends modifications to the Company's system of compensation for Directors.

     The CREDIT COMMITTEE oversees the lending and credit functions of the Company's banking subsidiaries. The Committee's responsibilities include, among other things:

     - review and approval of the overall credit policies and procedures of the Banks;

     - review and approval of lending authorities and exceptions; and

     - review and approval of the policy and methodology for the Reserve for Possible Loan Losses and certain aspects of the Banks' strategic plans (subject to approval by the Boards of Directors of the Banks).

     The TRUST COMMITTEE exercises general oversight of the Trust activities of the Banks.

  Board Meetings and Attendance

     During 1997, there were nine meetings of the Company's Board of Directors. All of the Company's directors except Mr. Hearin attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of which they were members during the year.

EXECUTIVE COMPENSATION AND BENEFIT PLANS

  Annual Compensation

     The following table sets forth certain information regarding the compensation paid by the Company and its subsidiaries to the Executives. The table includes compensation paid to or earned by these individuals during 1997. The table includes Mr. Hansel, the Chief Executive Officer, and each of the four most highly compensated executive officers of the Company other than Mr. Hansel.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------
                                                                            LONG-TERM COMPENSATION AWARDS
                                                                -----------------------------------------------------
                                                                   SECURITIES
                                    ANNUAL COMPENSATION            UNDERLYING
                            -----------------------------------   OPTIONS/SARS         LTIP           ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR       SALARY       BONUS        AWARDED(#)       PAYOUTS(1)     COMPENSATION(2)
---------------------------------------------------------------------------------------------------------------------
 Stephen A. Hansel(3)         1997      $546,667     $502,884        125,000                0          $144,186
 President and Chief          1996       500,000      250,000        125,000                0           181,428
  Executive Officer           1995       500,000      468,000        125,000         $335,913            44,877
---------------------------------------------------------------------------------------------------------------------
 J. Herbert Boydstun(4)       1997      $210,000     $135,000         45,000                0          $ 44,929
 Chairman/Southwest           1996       200,000      140,000         35,000                0            45,962
  Region                      1995       170,000       80,000         30,000                0            11,995
---------------------------------------------------------------------------------------------------------------------
 K. Kirk Domingos III(5)      1997      $206,667     $135,000         40,000                0          $ 70,695
 Senior Executive Vice        1996       190,000      120,000         35,000                0            72,004
  President                   1995       180,000       75,000         40,000         $100,774            30,031
---------------------------------------------------------------------------------------------------------------------
 B. D. Flurry(6)              1997      $188,667     $110,000         40,000                0          $ 51,852
 Chairman/Northern            1996       186,000      120,000         30,000                0            60,786
  Region                      1995       186,000       75,000         25,000                0            11,995
---------------------------------------------------------------------------------------------------------------------
 Marsha M. Gassan(7)          1997      $166,667     $105,000         42,500                0          $ 31,062
 Senior Executive Vice        1996       150,000      125,000         25,000                0            29,645
  President and Chief         1995       112,500       60,000         20,000         $ 30,511            10,089
  Financial Officer
---------------------------------------------------------------------------------------------------------------------

---------------

(1) The value of restricted shares awarded upon payout of the Company's 1993-94 Performance Share Awards Plan based upon a closing price on the day of grant of $6.875 per share.

(2) For each Executive, includes in 1997 a contribution in the amount of $8,000 made by the Company on behalf of the Executive to its 401(k) plan, the Retirement Security Plan, and a contribution in the amount of $4,400 made by the Company to the ESOP on behalf of the Executive. For 1996 and 1995, includes a contribution of $7,500 made by the Company to the RSP on behalf of each Executive and a contribution in the amount of $4,495 to the ESOP on behalf of each Executive.

(3) For 1997 and 1996, includes in "All Other Compensation", a portion of the premiums paid by the Company during the year for two split-dollar life insurance policies and the actuarial values of the remaining premiums for those policies provided by the Company to Mr. Hansel ($33,690 and $35,411 for the first and $31,609 and $33,249 for the second, respectively). For 1995, includes a portion of the premiums paid by the Company on a split-dollar life insurance policy provided by the Company to Mr. Hansel and the actuarial value of the remaining premiums for that policy ($32,882). For 1997 and 1996, "All Other Compensation" also includes the Company's contribution the Non-Qualified Deferral Plan ($31,833 in 1997 and $69,361 in 1996), and the Supplemental Stock Compensation Plan ($34,654 for 1997 and $21,346 for 1996). For 1996, "All Other Compensation" also includes the Company's contribution to the Non-Qualified Target Benefit Plan ($10,066).

(4) For 1997 and 1996, "All Other Compensation" also includes the Company's contribution to the Non-Qualified Deferral Plan ($9,499 in 1997 and $8,910 in 1996) and the Supplemental Stock Compensation Plan ($6,021 in 1997 and $1,577 in 1996). For 1997 and 1996, includes in "All Other Compensation" a portion of the premiums paid by the Company during the year for a split-dollar life insurance policy and the actuarial values of the remaining premiums for that policy ($17,009 in 1997 and $17,855 in 1996). For 1996, "All Other Compensation" also includes the Company's contribution to the Non-Qualified Target Benefit Plan ($5,625).

(5) For 1997 and 1996, "All Other Compensation" also includes the Company's contribution to the Non-Qualified Deferral Plan ($8,333 in 1997 and $7,703 in 1996) and the Supplemental Stock Compensation Plan ($4,606 in 1997 and $3,790 for 1996). For 1997 and 1996, includes in "All Other Compensation" a portion of the premiums paid by the Company during the year for two split-dollar life insurance policies and the actuarial values of the remaining premiums for those policies ($33,756 and $35,465, respectively, for the first policy and $11,600 and $13,051, respectively, for the second policy). For 1995, includes in "All Other Compensation" a portion of the premiums paid by the Company on a split-dollar life insurance policy, and the actuarial value of the remaining premiums for that policy in that year ($13,036).

(6) Mr. Flurry joined the Company in January 1995 and became an executive officer in February 1996. For 1997 and 1996, "All Other Compensation" includes the Company's contribution to the Non-Qualified Deferral Plan ($7,433 in 1997 and $7,759 in 1996) and the Supplemental Stock Compensation Plan ($4,417 in 1997 and $1,047 for 1996). For 1997 and 1996, includes in
     "All Other Compensation" a portion of the premiums paid by the Company during the year for a split-dollar life insurance policy and the actuarial values of the remaining premiums for that policy ($27,602 and $29,017). For 1996, "All Other Compensation" also includes the Company's contribution to the Non-Qualified Target Benefit Plan ($10,968).

(7) For 1997 and 1996, "All Other Compensation" includes the Company's contribution to the Non-Qualified Deferral Plan ($6,583 in 1997 and $2,567 in 1996) and the Supplemental Stock Compensation Plan ($1,661 in 1997 and $490 in 1996). For 1997 and 1996, includes in "All Other Compensation" a portion of the premiums paid by the Company during the year for a split-dollar life insurance policy and the actuarial values of the remaining premiums for that policy ($8,421 and $8,736). For 1996, "All Other Compensation" also includes the Company's contribution to the Non-Qualified Target Benefit Plan ($3,861).

  Stock Option and Stock Appreciation Rights ("SARs") Grants

     The Company granted stock options to each of the Executives during 1997. The Company also granted stock options to more than 500 other employees during the year. The Executive Compensation Committee determined the number of options that were granted to Mr. Hansel. All of the Executives (including Mr. Hansel) and employees who received stock options were granted options under the Long-Term Incentive Plan. All of these stock options have vesting schedules that permit exercise of 50% of the shares to which the options relate two years after the date of grant, an additional 25% of the shares three years after the date of grant and the remaining shares four years after the date of grant. The options terminate ten years after their date of grant if they have not been previously exercised. In addition, the options become immediately exercisable as to all shares to which they relate upon certain changes of control of the Company. No change of control for this purpose has occurred as of the date of this Proxy Statement. All of the stock options granted to all employees during 1997 were nonqualified stock options.

     The Company has not granted any SARs in connection with any outstanding options and did not grant any SARs during 1997.

     The following table shows the stock options granted to the Executives during 1997, as well as other information relating to those options. The amounts included in the "Grant Date Value" column of the table are the respective present values of the options on the date of grant. The Company used the Black-Scholes option valuation model in determining this value.

     The following assumptions were used in calculating these values:

     - all options would be held for the entire 10-year term;

     - a risk-free rate of 6.67%;

     - a dividend yield of 2.39%; and

     - stock price volatility of 22.95%.

The risk-free rate used is the 10-year Treasury rate on the date the options were granted. This rate reflects both the 10-year term of the options and the fact that they are being valued as of a specified point in time (the date of grant). The value determined in accordance with that calculation was then adjusted downward by 5% to reflect that the options are not transferable. (The Black-Scholes model assumes that the options are transferable.) The value was further adjusted downward by 8.1% (slightly less than 3% per year) to reflect the risk that the option will terminate prior to its becoming exercisable. (The Black-Scholes model also assumes that the options are fully exercisable immediately.)

     The assumptions described above are only assumptions. The actual risk-free rate, dividend yield and volatility may vary from the model. If the actual amounts differ from the assumptions, the value of the options shown in the table would change as well. Consequently, the amounts included in the Grant Date Value column of the table do not necessarily reflect either the future stock value or the amount that the Executives may realize if they exercise their options and sell the underlying shares. Any gain recognized by an Executive on exercise of his or her option(s) and sale of all or any portion of the underlying shares may be greater or less than the amounts shown in the table.
-------------------------------------------------------------------------------

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                             INDIVIDUAL GRANTS
                      ---------------------------------------------------------------
                             NUMBER OF            % OF TOTAL                                   GRANT DATE VALUE
                            SECURITIES           OPTIONS/SARS                         ----------------------------------
                            UNDERLYING            GRANTED TO                                              GRANT DATE
                             OPTIONS/            EMPLOYEES IN       EXERCISE PRICE       EXPIRATION         PRESENT
        NAME               SARS GRANTED           FISCAL YEAR          ($/SHARE)            DATE           VALUE($)
------------------------------------------------------------------------------------------------------------------------
  Mr. Hansel                  125,000               8.1258%             13.4375           1/27/07          $500,000
------------------------------------------------------------------------------------------------------------------------
  Mr. Boydstun                 45,000               2.9253%             13.4375           1/27/07          $180,000
------------------------------------------------------------------------------------------------------------------------
  Mr. Domingos                 40,000               2.6002%             13.4375           1/27/07          $160,000
------------------------------------------------------------------------------------------------------------------------
  Mr. Flurry                   40,000               2.6002%             13.4375           1/27/07          $160,000
------------------------------------------------------------------------------------------------------------------------
  Ms. Gassan                   42,500               2.7627%             13.4375           1/27/07          $170,000
------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

     AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The following table shows certain information concerning all options granted to the Executives by the Company. The Company did not grant any SARs to any of the Executives during 1997, and there are no SARs outstanding relating to any options granted by the Company.

---------------------------------------------------------------------------------------------------------------------
                                                                      NUMBER OF SECURITIES
                                                                     UNDERLYING UNEXERCISED        IN-THE-MONEY
                                                                          OPTIONS/SARS             OPTIONS/SARS
                                                                       AT FISCAL YEAR-END       AT FISCAL YEAR-END
                         EXERCISED SHARES                                     (#)                     ($)(1)
---------------------------------------------------------------------------------------------------------------------
                         SHARES ACQUIRED         VALUE REALIZED         EXERCISABLE(E)/          EXERCISABLE(E)/
        NAME               ON EXERCISE            ON EXERCISE           UNEXERCISABLE(U)         UNEXERCISABLE(U)
---------------------------------------------------------------------------------------------------------------------
  Mr. Hansel                       0                       0              1,597,185(E)            $19,513,710(E)
                                                                            476,507(U)            $ 4,305,545(U)
---------------------------------------------------------------------------------------------------------------------
  Mr. Boydstun                     0                       0                 15,000(E)            $   179,063(E)
                                                                             95,000(U)            $   727,813(U)
---------------------------------------------------------------------------------------------------------------------
  Mr. Domingos                40,000                $300,627                 35,781(E)            $   411,198(E)
                                                                            102,500(U)            $   842,344(U)
---------------------------------------------------------------------------------------------------------------------
  Mr. Flurry                       0                       0                 12,500(E)            $   149,219(E)
                                                                             82,500(U)            $   627,345(U)
---------------------------------------------------------------------------------------------------------------------
  Ms. Gassan                  15,000                $165,470                 30,224(E)            $   364,685(E)
                                                                             81,250(U)            $   607,422(U)
---------------------------------------------------------------------------------------------------------------------

---------------

(1) For each option, the value is determined as follows: [number of shares subject to option] times [$18.875 -- exercise price per share]. The $18.875 price was the closing market price of the Company's Common Stock on December 31, 1997. As of March 4, 1998, all of the options granted to each Executive prior to 1998 are "in-the-money."

  Long-Term Incentive Plan Awards

     In 1995, the Executive Compensation Committee approved a Performance Share Awards Plan that would result in the issuance of restricted stock to the Executives and certain other members of executive and senior management of the Company if certain performance-based goals are met. The Company has achieved the performance objectives set forth in the plan during the three-year period ending on December 31, 1997, and a portion of the shares available under that Plan will be awarded in 1998. The plan is more fully described in the Company's Proxy Statement relating to its 1996 Annual Meeting of Shareholders.

     The following table shows the number of shares that will be awarded to each of the Executives under this plan:

-------------------------------------------------------
              NAME                   SHARES AWARDED
-------------------------------------------------------
  Mr. Hansel                             55,760
-------------------------------------------------------
  Mr. Boydstun                           18,700
-------------------------------------------------------
  Mr. Domingos                           18,700
-------------------------------------------------------
  Mr. Flurry                             16,320
-------------------------------------------------------
  Ms. Gassan                             16,320
-------------------------------------------------------

     In early 1998, the Executive Compensation Committee approved a 1998-2000 Performance Share Awards Plan. This plan would award shares of restricted stock to the Executives and other members of management of the Company if its performance-based goals are met over that period. If those goals are met, restricted shares would be awarded under this plan in early 2001 based upon performance for the period from January 1, 1998 through December 31, 2000. The performance measures of the plan include asset quality, capital adequacy and earnings. The asset quality and capital adequacy goals must be met before any shares will awarded under the plan. If those goals are met, earnings and stock price appreciation will determine the level of payout of shares under the plan. The maximum number of shares that may be issued under the plan is 1,185,938. Target awards have not yet been established for the Executives under this plan.

COMPENSATION OF DIRECTORS

     The following table shows the compensation payable to the independent directors (those who are not officers of the Company or the Banks) during 1997:

------------------------------------------------------------------------------------------------------------
                      POSITION                                     RETAINER                  PER MEETING
------------------------------------------------------------------------------------------------------------
  Chairman of the Board                                            $50,000                     $1,500
------------------------------------------------------------------------------------------------------------
  Board Member                                                     $12,600                     $1,200
------------------------------------------------------------------------------------------------------------
  Committee Chairman                                                  0                        $1,500
------------------------------------------------------------------------------------------------------------
  Committee Member                                                    0                        $1,200
------------------------------------------------------------------------------------------------------------

The retainer for the Chairman of the Board is in addition to the annual retainer for a Board member. Mr. Campbell, who currently serves as Vice Chairman, is an officer of the Company and therefore does not receive compensation as a Director. All per meeting fees are paid in cash.

  Payment of Retainer Fees in Stock

     Directors of Hibernia may elect to take all or a portion of their annual retainer fees in Common Stock rather than cash. If a Director elects stock, rather than cash, he or she is given a number of shares the value of which is equal to 1.2 times the amount of the retainer to be taken as stock. For example, if a Board member other than the Chairman elected to take his or her entire retainer in stock, he or she would receive stock valued at $15,120. For purposes of this calculation, the value of the Company's stock on the date of the Annual Meeting is used to determine the number of shares to be granted. This policy was adopted in 1996 and approved by our shareholders at the 1997 Annual Meeting.

     On the date of the 1997 Annual Meeting, the value of Hibernia Common Stock for this purpose was $13.00. The value of all retainer fees paid to Directors in stock in 1997 was $168,831 (valued as of the date of the 1997 Annual Meeting). An additional $85,680 in retainer fees were paid in cash in 1997. Six of the Directors elected to take all of their retainer fees in stock, and three Directors elected to take a portion of their retainers in stock in 1997. Five Directors elected to receive their entire retainer fees in cash in 1997.

  Deferred Compensation Plan

     The Company maintains a deferred compensation plan for Directors pursuant to which a Director may defer payment of fees receivable by him or her for service as a Director, with deferred amounts accruing interest at a rate equal to that paid by the Bank on its retail Tower account offered to the public in the New Orleans area. This rate was approximately 2% during 1997.

  Retirement Policies

     If a Director serves on the Board for at least 15 years and resigns thereafter in good standing, he or she will be considered to have retired. If a Director who is not an employee of the Company upon his or her retirement served on the Board prior to 1993 (the point in time at which the Company began granting stock options to Directors annually), then he or she will be entitled to receive a stock gift upon retirement. Taxes on this gift are paid by the Company. The number of shares of Common Stock that will be granted to the Director depend upon the number of years of service on the Board of Directors, with a maximum grant of 5,000 shares. Directors who were granted stock options under the 1993 Director Stock Option Plan who retire prior to vesting of all of the options previously granted to them will be entitled to exercise their options as to all shares (whether or not vested prior to retirement) so long as those options are exercised within one year after the date of retirement.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     Mr. Hansel serves as President and Chief Executive Officer of the Company pursuant to a written employment agreement with the Company which was effective as of March 26, 1992 and which was described in detail in the Company's Proxy Statement relating to its 1993 Annual Meeting of Shareholders.

     The agreement includes an initial term of three years. Beginning in 1993, the contract is automatically renewed each year for an additional year, absent a termination of the agreement. The initial term of the agreement was extended for an additional year in each of the years from 1993-1997 and is now scheduled to expire in March 2000. The agreement is expected to be renewed in 1998, thereby extending its term to March 2001.

     None of the other Executives currently serves pursuant to an employment agreement, except Mr. Flurry. Mr. Flurry and Mr. Boydstun each executed an employment agreement with the Company when the Company merged with the respective banks of which they served as president prior to the merger. Mr. Boydstun's contract expired in 1997. Mr. Flurry's contract provides for the payment of annual salary, bonus and incentives in the discretion of the Company and entitlement to certain other benefits available to employees in similar positions within the Company, as well as a noncompetition agreement in favor of the Company. Mr. Flurry's contract expires in 1999.

     Each of the Executives other than Mr. Hansel has a change of control employment agreement with the Company that, among other things, assures the individual of at least two years employment (or payment for that period) in the event of a change of control of the Company. Those agreements permit the individuals to resign one year after the change of control and be paid for the remaining term of the contract. Mr. Hansel's contract includes similar provisions that protect his income through the unexpired term of his contract if there is a change of control of the Company.

     Certain of the Company's benefit plans also include provisions relating to a change of control. These provisions have the effect of varying the benefits payable at that time from those that would be payable if no change of control had occurred. In particular, the Non-Qualified Deferral Plan available to executives and senior managers permits participants to defer all or a portion of their annual bonus and includes a make-up provision for 401(k) plan contributions. This plan provides that participants may opt out of the plan upon a change of control and receive all of their contributions, as well as the Company's payment of earnings on those contributions as required by the plan, at that time. The Company's Supplemental Stock Compensation Plan, which provides for contributions by the Company to the participants' accounts in amounts equal to the difference between the cash or value of stock that would have been allocated to the participant's qualified ESOP account if the qualified plan limitations did not apply, also permits participants to elect to opt out of the plan on a change of control. If a participant in this plan elects to opt out, 90% of the value of his account will be distributed to him. All of the benefit plans adopted by the Company in 1996 in which executive and senior managers may participate require that the Company's obligations under the plans be assumed by any company that is a party to a merger in which the Company is not the surviving entity.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     None of the members of the Executive Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 1997. None of these individuals is a former officer of the Company or any of its subsidiaries.

     A subsidiary of United Companies Financial Corporation of which Mr. Brown is president and chief executive officer, makes insurance products available to the Bank for sale to its customers, and pays the Bank commissions on sales to Bank customers. The aggregate fee income received by the Bank as a result of these sales during 1997 was approximately $1,400,984.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

                         BACKGROUND AND OVERALL POLICY

     The Company's current compensation program was developed in 1992 and has been refined since that time in response to the Company's improvement in operating results and to the overall market conditions affecting the Company's peer group of regional banks. The primary objectives of this program have not changed since that time and have been described in the reports of this Committee in previous years.

COMPETITIVE MARKET

     Executive and Senior Management are recruited from a national labor market of other banking organizations. Salary rates for these positions are developed by considering the responsibility of each position relative to comparable positions in other organizations of similar size that compete in similar businesses and business lines with the Company. However, salaries are not necessarily maintained at the same level as those at other companies. The CEO's compensation is determined based upon an analysis of compensation provided by a peer group of regional bank holding companies. This peer group is identical to the group used to measure the Company's stock performance in the Stock Performance Graph that appears elsewhere in this Proxy Statement. The Committee believes that the CEO's position is the only position that is truly comparable among the members of the peer group, and consequently, it is the only position within the Company that is compared solely to the peer group for purposes of this analysis.

     Middle Management and Professional staff are generally recruited from financial institutions in Louisiana and surrounding states but in some cases are recruited nationally. The Company establishes salary rates for these positions by comparing them to similar positions in other banks but generally emphasizes the experience level of the individual more than the size of the employing organization in this process.

     Nonexempt and Supervisory positions are recruited from a local labor market. The Company establishes salary rates relative to other banks and similar positions (such as customer service positions) in local companies.

BASE SALARIES

     Consistent with its objective to minimize fixed expenses, the Committee increases salaries for all executive and senior management employees of the Company at a slower rate than the rate at which comparable salaries in the market are increasing. This principle was applied in granting salary increases, if any, in 1997, and is expected to be applied in the future. Bonuses will occasionally be paid to entice new executive and senior managers to join the Company, and these bonuses are considered when determining the overall compensation for those individuals.

     The compensation strategy for the Company's Senior Executive Vice Presidents is the same as the strategy for the rest of executive management, with salaries established at a level that does not exceed the midpoint of the market rate for the position. During 1997, two members of executive management were promoted to positions that included a significant increase in responsibilities, and their salaries were adjusted to reflect the change. Each of these individuals is currently a Senior Executive Vice President. In addition, one member of senior management was promoted to the executive management level.

     Salaries for executive management (including the Executives) are set at a level that does not exceed the midpoint of the market rate for the particular job. During 1997, executives were paid at a rate that was an average of 16% below the market rate. Senior management salaries are set at a level which during 1997 was an average of 6% below the relevant market rates. The Committee plans to review salaries of executive management in the second quarter of 1998 and make any appropriate adjustments at that time.

     Salaries for other employees in the Company are set within a range of competitive rates and are managed so that the largest increases go to the individuals who exhibit superior performance and whose pay is lowest relative to the market. Total increases for this group will be consistent with competitive trends within the applicable market.

ANNUAL CASH INCENTIVES

     The Committee believes that executive incentives must balance short-term and long-term objectives and that long-term focus is best achieved through long-term stock ownership, which is provided through grants under the Company's Long-Term Incentive Plan. However, to provide reward and encourage short-term decisions that result in positive long-term performance of the Company, the Committee also believes that managers should be rewarded through annual cash bonuses. Annual cash bonuses for this group are not based upon the market price of the Company's stock and therefore will not necessarily increase or decrease with the price of the Company's stock. The factors affecting cash bonuses paid for 1997, in addition to individual performance, are discussed further below. See "Company Performance in 1997."

     Similarly, the Committee believes that incentives granted or renewed should balance the results achieved by an individual and the Company's overall results. In designing annual cash incentive plans, the Company has rewarded nonmanagement employees primarily based on the results of their performance and the performance of their respective business units. At higher levels of the organization, annual cash bonuses are based partly on an individual's own performance, partly on the performance of his or her business unit and largely on the overall performance of the Company. Accordingly, some incentive awards will be paid (particularly to lower-level employees) even in years when the Company has not met its overall performance objectives.

     However, the awards granted to executive management will be most closely related to the overall results achieved by the Company, and, as a result, executive management is not likely to receive significant cash incentives in years in which the Company's overall performance has not been consistent with or better than pre-established long- and short-term objectives.

     Annual cash incentive award opportunities are designed so that the award for target or planned performance combined with base salary will produce cash compensation about equal to the market median. Performance significantly exceeding planned objectives will produce total cash compensation between the median and the 75th percentile of the market rate for competitive positions.

     The total awards paid to executive and senior management and an individual executive's specific award are not derived from specific formulas. Rather, the Committee approves an overall total pool of annual cash incentives. The aggregate amount of the pool is determined based upon a number of performance factors for the Company, including net income, asset quality, earnings, profitability and similar factors. The distribution of the pool of funds among members of executive and senior management is based upon the CEO's assessment of the performance of each individual's business unit as well as his or her individual performance. The CEO recommends specific awards for executive management based upon these factors. The Committee participates in this assessment and approves each specific award. Similarly, the executive managers as a group evaluate the performance of each of the senior managers and recommend awards for those individuals, which awards are approved by the CEO.

     The Company maintains a variety of other cash incentive plans available to employees at all levels of the organization whose performance has a measurable impact on Company performance. These are primarily business-unit specific plans that reward sales and service efforts, with a significant portion devoted to retail sales and trust and brokerage referrals.

     Company Performance in 1997. The Company's performance during 1997 showed continued strength, particularly in the key areas of capital, asset quality and earnings growth. The Company's leverage ratio (its primary measure of capital strength) was 8.54% at year-end 1997 compared to 8.68% at year-end 1996. The Company's coverage ratio (the ratio of its loan loss reserves to nonperforming loans), its leading indicator of asset quality, was 528% at year-end 1997 compared to 803% at year-end 1996. Finally, earnings per Common share in 1997 were up from $.85 at December 31, 1996 to $1.00 at December 31, 1997.

     The Company's performance in 1997 was also marked by:

     - a 22% increase in earnings;

     - a 23% increase in loans;

     - a 15% increase in assets; and

     - a 14% increase in dividends paid to common shareholders.

     Franchise expansion continued in 1997, with the completion of two mergers and corresponding improvement in market and deposit share. Management and service initiatives continue to add value to the Company's operations.

     Cash Bonuses for 1997. Based upon the performance of the Company and the executive managers during 1997, the Committee approved cash bonus awards totaling $1,813,384 for the 20 members of executive management (including the CEO). Total awards for executive management include an award of $502,884 for Mr. Hansel. This compares to total awards to the 20 members of executive management in 1996 of $1,818,500 (including a $250,000 award to Mr. Hansel). The basis for Mr. Hansel's bonus for 1997 is described in more detail below.

     Based upon the performance of the Company and the senior managers during 1997, the Committee approved cash bonus awards totaling $1,665,800 for 59 members of senior management. This compares to total awards to the 58 members of senior management in 1996 of $1,858,100.

LONG-TERM INCENTIVES

     The Long-Term Incentive Plan, which was approved by shareholders in 1992, allows the Committee to employ a variety of forms of incentives to accomplish its objectives. In 1997, the Committee made grants of stock options as well as twelve awards of restricted stock.

     Long-term incentive grants are designed to complete the competitive compensation package. Since cash compensation opportunity for the Company's executive and senior management is intentionally lower than market norms, long-term incentive grants larger than market average enable the Company to provide competitive total remuneration if the Company's long-term performance is positive. Because the long-term incentives are stock-based, they will only provide significant additional compensation if the market price of the Company's stock increases over time (in the case of stock options and restricted stock awards) or the Company meets or exceeds certain specified performance objectives (in the case of Performance Shares).

     In 1997, the Committee awarded stock options covering an aggregate of 1,540,300 shares to 555 employees, of which options covering 610,500 shares (approximately 40% of the total) were to executive management (including a grant of 125,000 shares to Mr. Hansel).

     All stock options granted in 1997 included an exercise price equal to the fair market value on the date of grant and provide for vesting at the rate of 50% after two years and an additional 25% at the end of the third and fourth years after grant. The vesting schedule provides additional incentive to management to remain with the Company long-term and actively participate in its progress.

     The Company made twelve grants of restricted stock under the Plan in 1997. One of the awards covered 3,000 shares to a senior manager because of performance, two covered 1,000 options each to two middle managers because of increased job responsibilities, and two awards of 500 each were given to members of management who, in addition to his or her ordinary responsibilities, coordinated one or more of the mergers completed in 1997. The seven remaining awards ranged from 100-800 shares each and were awarded to other employees for their participation in special projects of some significance to the Company's progress or other special contributions to the success of the Company. The restricted stock awards provide the recipient with the right to vote the shares and to receive dividends, but the shares may not be sold or transferred while the individual remains employed by the Company or the Bank, except to exercise stock options.

     Employee Stock Ownership Plan. In April 1995, the Board of Directors, upon recommendation of the Committee, approved the formation and funding of an ESOP. The Company allocated $30 million to fund the ESOP, and the ESOP borrowed funds from the Bank to make purchases of Common Stock for the Plan. Payments on the loan are made with contributions from the Bank to the ESOP, and allocations of shares to individual accounts are made annually at the discretion of the Plan Administrator. As of December 31, 1997, the ESOP had purchased 2,431,388 shares of Common Stock and had allocated 617,507 shares to employee accounts. Aggregate contributions to the ESOP during 1997 were $1,439,246. The terms of the ESOP provide that employees' interests in their ESOP accounts vest over a five-year period (beginning in April 1995), with gradually increased percentages vesting each year.

     1995-97 Performance Share Awards Plan. The Committee approved a Performance Share Awards Plan in 1995 that would provide incentives to executive and senior management to achieve certain predetermined goals that are critical to the Company's success. The maximum number of shares that could be awarded under this plan was 862,500, and the goals were to be achieved over a three-year period.

     Based on the Company's performance over the period beginning January 1, 1995 and ending December 31, 1997, the Compensation Committee of the Board of Directors approved a payout of 587,018 shares, or 68.06% of the shares, to 158 of the eligible officers. These shares will be awarded to employees in early 1998.

     These awards were based on the performance of the Company over the period as compared to its peer group in earnings per share, capital and asset quality. Shareholder return did not affect the level of payout of these awards.

     Once awarded, shares issued under this plan have the same terms and conditions as restricted stock grants described above.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

GENERAL

     Mr. Hansel is compensated pursuant to the terms of an employment contract that was negotiated in 1992 on behalf of the Company by the Chairman of the Search Committee and approved by this Committee and the Executive Committee.

     The terms of the contract are consistent with the principles of the Company's overall compensation strategy and include

     - An annual salary which is slightly less than the median of the 1996 salaries provided to the CEOs of the peer group described above. Mr. Hansel's annual salary was increased to $570,000 in 1997.

     - An annual bonus of up to 90% of the midpoint of the salaries of CEO's of other banks in the Company's peer group.

     - Stock option grants at the discretion of the Committee. In 1997, a grant of 125,000 stock options was made to Mr. Hansel.

EVALUATION OF PERFORMANCE

     In 1997, the Committee evaluated Mr. Hansel's performance according to the written policy relating to the evaluation of the CEO's performance for purposes of compensation and related matters. This evaluation is performed annually.

     The written policy requires consideration of both quantitative (objective) and qualitative (subjective) criteria in the evaluation process. Quantitative factors are stated in terms of corporate performance goals, the achievement of which can be measured by financial performance results included in the Company's annual report. The performance goals for purposes of Mr. Hansel's evaluation include earnings growth, asset quality and capital measures, as well as various other significant financial performance factors highlighted in the Company's annual profit plan for the year in question. Quantitative factors are measured against peer group performance and the Company's performance compared to its profit plan for the year.

     In 1997, the Committee formalized and approved the 1997 CEO Bonus Plan which tied 70% of the CEO's bonus potential by formula to the achievement of the earnings per share as set forth in the Company's 1997 profit plan; provided that the Company maintained above average soundness as defined by both (a) reserve coverage of nonperforming loans and (b) the leverage ratio.

     For purposes of this bonus, the increase in EPS will be measured by comparing EPS at year-end 1997 to EPS as reported for year-end 1996. A minimum increase as specified in the plan must be achieved in order for the CEO to receive any portion of this bonus. The maximum amount to which the CEO shall be eligible for this portion of his bonus shall be 70% of an amount that is equal to 90% of the projected median of the annual salaries of all chief executive officers in the Company's peer group of regional banks excluding the Company. The amount is determined by a survey of the 1996 proxy statements of the peer group banks, and an upward adjustment based on the market rate of increases in salaries will be made. The maximum bonus that may be paid to the CEO under this plan is $1,500,000.

     Qualitative factors are used in determining an amount for the remaining 30% of the CEO's bonus. These factors include integrity, leadership and management of relationships with key groups, including industry regulators, institutional and other investors, customers, analysts and community leaders. The policy also recognizes other significant areas of qualitative performance for which the CEO is responsible, including financial and accounting controls and expense management.

1997 PERFORMANCE AND AWARDS

     Based upon the Company's performance in 1997 (as discussed above), and Mr. Hansel's individual performance, Mr. Hansel was awarded a bonus of $502,884 for 1997. This includes a bonus under the 1997 CEO Bonus Plan of $352,044, or 88% of the maximum bonus which was available in 1997 under that bonus plan. The total bonus awarded to Mr. Hansel is 92% of the total bonus for which he was eligible in 1997.

     As an incentive for future performance, Mr. Hansel was granted options to purchase 150,000 shares of stock on the same terms and conditions as the other options granted under the Long-Term Incentive Plan. This grant was made in January 1998.

SECTION 162(m) POLICY

     Generally, the Committee has determined to analyze the impact of Section 162(m) on the Company in the light of all of the relevant factors and will maintain flexibility and integrity in its compensation systems while attempting to maximize deductibility of compensation. While the Committee recognizes the importance of maximizing the Company's ability to deduct compensation for tax purposes, it also realizes a need for compensation systems designed to attract and retain qualified executives, particularly the Chief Executive Officer.

     In 1997, the Committee amended the Long-Term Incentive Plan to include certain provisions required in order to permit the stock options granted by the Company to continue to qualify as "performance-based" for purposes of the regulations, and those amendments were included as an item for shareholder vote at the 1997 Annual Meeting.

     The Committee will periodically monitor the Company's compensation programs, the levels of compensation to various executives and the impact of
Section 162(m) on the Company. In particular, the Committee expects to maintain a bonus plan for the CEO that is "performance-based" under the regulations with respect to a majority of the CEO's bonus opportunity. Also, the Committee intends to structure future performance share awards plans so that any shares awarded to the CEO will qualify for the "performance-based" exemption. The Committee determined that Section 162(m) will not adversely affect the Company in 1997.

     Submitted by the Executive Compensation Committee of the Company's Board of Directors.

March 1, 1998

Elton R. King, Chairman
J. Terrell Brown
Dick H. Hearin
William C. O'Malley
Robert T. Ratcliff

STOCK PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to a peer group of 19 other regional bank holding companies with assets of between $2.2 billion and $17.0 billion for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1992 and that all dividends were reinvested. The bank holding companies included in the peer group are AmSouth Bancorporation; Colonial BancGroup, Inc. (Montgomery, Alabama); Commerce Bancshares, Inc. (Kansas City, Missouri); Compass Bancshares, Inc. (formerly Central Bancshares of the South); Cullen/Frost Bankers, Inc.; Deposit Guaranty Corp.; First American Corporation (Tennessee); First Commerce Corporation; First Commercial Corporation (Little Rock, Arkansas); First Tennessee National Corporation; Hancock Holding Company; Magna Group, Inc.; Mercantile Bancorporation, Inc. (St. Louis, Missouri); Regions Financial Corporation; SouthTrust Corporation; Synovus Financial Corp.; Trustmark Corporation; Union Planters Corporation; and Whitney Holding Corporation.

     This peer group is the same peer group that was used for the stock performance graph that appeared in the Company's 1997 proxy statement.

                           [STOCK PERFORMANCE GRAPH]

                COMPANY/INDEX                   1993     1994     1995     1996     1997
---------------------------------------------  -------  -------  -------  -------  -------
Hibernia.....................................  $132.00  $135.00  $194.00  $245.00  $356.00
Peer Group...................................  $109.00  $109.00  $168.00  $221.00  $384.00
S&P 500 Index................................  $110.00  $111.00  $153.00  $189.00  $251.00

TRANSACTIONS WITH RELATED PARTIES

     The Bank leases certain properties in which Sidney W. Lassen holds an interest. Mr. Lassen is a director of the Company. During 1997, Hibernia National Bank paid a total of $235,591 for the leases on these properties. Mr. Lassen holds a 25% interest in leased property located at 2201 Veterans Memorial Boulevard, Metairie, Louisiana and a 100% interest in leased property located at 6305 Airline Highway, Kenner, Louisiana. In the opinion of management of the Company, the terms and conditions of those leases are usual, customary and no less favorable to Hibernia National Bank than would be available from unaffiliated parties.

INDEBTEDNESS OF RELATED PARTIES

     Directors and executive officers of the Company were customers of the Banks in the ordinary course of business during 1997. The individuals also conducted other business with the Banks during the year. In addition, members of families of directors and executive officers, as well as companies with which they or their families are associated, were customers of the Banks and conducted other business with the Banks in the ordinary course of business during 1997. All loans and commitments included in those transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     To the Company's knowledge, all forms required to be filed under Section 16(a) were filed on a timely basis during 1997 except one report on Form 4 required to be filed by Mr. Hearin, which reported the sale of approximately 8,500 shares of Common Stock and was delinquent.

VOTE REQUIRED AND RECOMMENDATION

     A plurality of the votes cast at the Annual Meeting is required for the election of Directors. The seven individuals who receive the most votes will be elected as Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ELECTION OF THE SEVEN NOMINEES LISTED ABOVE.
-------------------------------------------------------------------------------

                                PROPOSAL NO. 2
            AMENDMENT OF THE ARTICLES OF INCORPORATION TO INCREASE
                THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The Board of Directors has approved an amendment to the Articles of Incorporation of the Company that would increase the number of authorized shares of Common Stock of the Company from 200 million to 300 million (the "Amendment"). The Board of Directors of the Company has unanimously approved the Amendment and recommends that you vote "FOR" the Amendment.

     The Articles of Incorporation of the Company currently authorize the issuance of up to 200 million shares of Class A Common Stock. As of the Record Date, 148,282,810 shares of Common Stock of the Company were issued and outstanding. In addition, as of that date, the Company had agreed to mergers with two institutions that will require the Company to issue shares of Common Stock in those mergers. THESE MERGERS CAN BE COMPLETED WITHOUT APPROVAL OF THE AMENDMENT. Nevertheless, the Company continues to pursue potential merger transactions. It is likely that future merger transactions will be structured as exchanges of stock, which would require the Company to issue additional shares of its Common Stock. Also, the Company utilizes Common Stock in certain of its incentive plans and for other corporate purposes.

     The Company uses the poolings-of-interests accounting method for the vast majority of its mergers. The rules for poolings do not permit acquiring companies to engage in buyback programs for their own stock except in extremely limited circumstances. As a result, acquiring additional shares through a buyback program is not a viable alternative for the Company to increase the shares available to it for future mergers and other corporate purposes.

     In order to assure sufficient shares of Common Stock for issuance in the future, the Board recommends adoption of the Amendment. The Amendment will increase the number of authorized shares of Common Stock from 200 million to 300 million.

     The increase in the number of authorized shares will allow for the possibility of dilution of the interests of current holders of the Company's Common Stock. The degree of any such dilution would depend upon the number of additional shares of Common Stock that are issued in the future, as well as the price at which such shares are issued, neither of which can be determined with any accuracy at this time. However, it is not currently the intention of the Board of Directors to issue shares of Common Stock in dilutive transactions.

     The existence of a substantial number of shares of authorized but unissued shares of Common Stock could impede an attempt to acquire control of the Company. In that case, the Company would have the ability to issue additional shares of Common Stock in response to an attempt to acquire control. The Company does not currently intend to use the additional authorized shares for that purpose. The Amendment is not part of a plan to deter or defeat the ability of third parties to acquire control of the Company and is not proposed in response to any actual or perceived threat of a change in control of the Company. The Amendment is not intended or designed as an anti-takeover device.

BOARD OF DIRECTORS APPROVAL AND VOTE

     The Board of Directors unanimously approved the Amendment at its meeting on January 28, 1998.

VOTE REQUIRED AND RECOMMENDATION

     The vote of a majority of the shares present at the Annual Meeting, in person or by proxy, is required in order to approve the Amendment.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT AND RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 2.
-------------------------------------------------------------------------------

                                PROPOSAL NO. 3
                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Shareholders of the Company are being asked to ratify the Company's appointment of Ernst & Young LLP as its independent auditors for 1998, as described below.

     The firm of Ernst & Young LLP, certified public accountants, was the Company's independent auditors for the year 1997. The Board of Directors has appointed Ernst & Young LLP as independent auditors for the Company for the year 1998. Although the appointment of independent auditors is not required to be approved by shareholders, the Board of Directors believes it appropriate to submit this selection for ratification by shareholders. The Board of Directors, however, reserves the right to change independent auditors at any time notwithstanding shareholder approval. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

VOTE REQUIRED AND RECOMMENDATION

     An affirmative vote by the holders of a majority of the shares of Common Stock voted at the Annual Meeting is required for the ratification of the appointment of independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.
-------------------------------------------------------------------------------

                            SOLICITATION OF PROXIES
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The enclosed proxy is being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the form enclosed will be borne by the Company. Directors, officers and employees of the Company may, but without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal interview. In addition, the Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies. The fee of Kissel-Blake is estimated not to exceed $8,500 plus reasonable out-of-pocket costs and expenses. It is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and the Company may, upon request, reimburse them for their related expenses.
-------------------------------------------------------------------------------

                             SHAREHOLDER PROPOSALS
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Shareholders may submit proposals to be considered at the 1999 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the Securities and Exchange Commission. Any shareholder proposals must be submitted to the Secretary of the Company no later than November 16, 1998 in order to be considered for inclusion in the Company's 1999 proxy materials.
-------------------------------------------------------------------------------

                                 OTHER MATTERS
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those described above. However, if other matters are properly brought before the Meeting or any adjournment of the Meeting, the persons named in the enclosed proxy will vote the shares represented by them in accordance with their best judgment pursuant to discretionary authority granted in the proxy.

-------------------------------------------------------------------------------

                                 ANNUAL REPORT
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The Annual Report to Shareholders containing financial statements for the Company's 1997 fiscal year has been mailed to shareholders prior to or with this Proxy Statement. However, the Annual Report does not form any part of the material for the solicitation of proxies.

     Upon written request by a shareholder, the Company will provide a copy of the Company's Form 10-K Annual Report for 1997, including the Annual Report of Shareholders, as filed with the Securities and Exchange Commission. Requests for copies should be addressed to Secretary, Hibernia Corporation, P. O. Box 61540, New Orleans, Louisiana 70161.

                                            By Order of the Board of Directors

                                            /s/ PATRICIA C. MERINGER

                                            PATRICIA C. MERINGER
                                            Secretary

New Orleans, Louisiana
March 9, 1998

PROXY                                                                     PROXY


                              HIBERNIA CORPORATION

                  P. O. BOX 61540 NEW ORLEANS, LOUISIANA 70161

                         SOLICITED BY BOARD OF DIRECTORS
                       FOR ANNUAL MEETING, APRIL 21, 1998

     The undersigned hereby appoints Susan Klein, Patricia C. Meringer and Gary
L. Ryan, or any of them (each with full power to act alone and with power of substitution), proxies for the undersigned to vote all shares of Hibernia Corporation (the "Company") that the undersigned is entitled to vote at the 1998 Annual Meeting of Shareholders of the Company. The 1998 Annual Meeting will be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 10:00 a.m. on Tuesday, April 21, 1998. The proxies may also vote these shares at any adjournment or postponement of the 1998 Annual Meeting, as indicated on the reverse of this proxy. In their discretion, they may also vote these shares on such other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Company's notice and accompanying Proxy Statement.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES NAMED IN PROPOSAL 1 (INCLUDING ANY SUBSTITUTE NOMINEE) AND "FOR" PROPOSALS 2 AND 3. IN ADDITION, IF ANY OTHER BUSINESS PROPERLY COMES BEFORE THE 1998 ANNUAL MEETING THAT REQUIRES A SHAREHOLDER VOTE, SHARES REPRESENTED BY SIGNED PROXY CARDS WILL BE VOTED BY THE PROXIES LISTED ABOVE IN THEIR DISCRETION. ALL SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT THAT ACCOMPANIES THIS PROXY CARD CAREFULLY FOR FURTHER INFORMATION CONCERNING EACH OF THE PROPOSALS.


                  (Continued and to be signed on reverse side)

                              FOLD AND DETACH HERE

                                                               PLEASE MARK
                                                                YOUR VOTES  [X]
                                                                LIKE THIS

Proposal 1 - TO ELECT DIRECTORS

                                                           WITHHELD
                                              FOR          FOR ALL
NOMINEES TO SERVE UNTIL THE 2001
ANNUAL MEETING OF SHAREHOLDERS:               [ ]           [  ]

Robert H. Boh
J. Herbert Boydstun
E. R. "Bo" Campbell
Richard A. Freeman, Jr.
Stephen A. Hansel
Elton R. King
Dr. James R. Peltier


                                                      FOR   AGAINST   ABSTAIN
Proposal 2 - TO AMEND THE COMPANY'S ARTICLES
             OF INCORPORATION TO INCREASE THE         [ ]     [ ]       [ ]
             NUMBER OF SHARES OF CLASS A COMMON
             STOCK AUTHORIZED FOR ISSUANCE FROM
             200 MILLION TO 300 MILLION SHARES.


                                                      FOR   AGAINST   ABSTAIN
Proposal 3 - TO RATIFY THE APPOINTMENT OF ERNST
             & YOUNG LLP AS INDEPENDENT AUDITORS      [ ]     [ ]       [ ]
             FOR HIBERNIA CORPORATION FOR 1998.


INSTRUCTION: IF YOU WISH TO WITHHOLD AUTHORITY SELECTIVELY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.


[                                    ]  In your discretion for such other
                                        business as may properly come before the meeting or any adjournment or postponement thereof.


                                        The undersigned hereby revokes all
                                        proxies heretofore given in connection
                                        with the 1998 Annual Meeting.

                                        PLEASE SIGN, DATE AND RETURN IN ENCLOSED
                                        ENVELOPE




Signature(s)___________________________________  Date ___________________, 1998

Note: Please sign exactly as name(s) appear(s) above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

               FOR ALL THE ANSWERS ABOUT YOUR HIBERNIA STOCK . . .

ChaseMellon Shareholder Services*, which maintains shareholder records for Hibernia, can answer a variety of questions about your account and provide other services, too.

Just call or write if you want to:

o CHANGE YOUR ADDRESS

o REPORT LOST OR STOLEN DIVIDEND CHECKS OR STOCK
  CERTIFICATES

o RECEIVE TAX INFORMATION

o PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN

o CHANGE THE NAME IN WHICH STOCK IS REGISTERED, OR MAKE
  A GIFT OF YOUR STOCK

o CONSOLIDATE ACCOUNTS

o ELIMINATE DUPLICATE MAILINGS

o VERIFY THE NUMBER OF SHARES YOU OWN

o MAKE OPTIONAL CASH PAYMENTS TO PURCHASE ADDITIONAL
  HIBERNIA STOCK


IT'S EASY!
Just call toll-free: 800-814-0305

Or write to:      ChaseMellon Shareholder Services
                  Securityholder Relations Department
                  85 Challenger Road, Overpeck Centre
                  Ridgefield Park, NJ 07660


For information on Hibernia's DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN, write to:

                  ChaseMellon Shareholder Services
                  Dividend Reinvestment Department
                  85 Challenger Road, Overpeck Centre
                  Ridgefield Park, NJ 07660

                  [HIBERNIA CORPORATION LOGO]


* ChaseMellon Shareholder Services is transfer agent, registrar, paying agent, exchange agent and reinvestment plan agent for the stock of Hibernia Corporation.


           GET YOUR HIBERNIA DIVIDENDS EVEN FASTER WITH DIRECT DEPOSIT
               TO SIGN UP OR RECEIVE INFORMATION, CALL TOLL-FREE:
                                  800-814-0305


    Keep this card with your other important documents for future reference.